Exhibit 10.8

Addendum to Executive Employment Agreement of Yael Schwartz

This agreement shall serve as an Addendum to the Executive Employment Agreement (attached hereto as Exhibit A) entered into by Yael Schwartz and RestorGenex Corporation, on or about November 18, 2013, as part of the merger of Canterbury/Hygeia and RestorGenex Corporation. The Addendum shall be effective as of July 1, 2014 and forms part of the November 18, 2013 Executive Employment Agreement. Yael Schwartz and RestorGenex Corporation hereby agree to the following changes to the Executive Employment Agreement:

Page 1, second paragraph shall be replaced in its entirety with the following:

WHEREAS, Executive desires to be employed by the Company as Executive Vice President of Preclinical Development (the “Position”) and the Company wishes to employ Executive in such capacity;

Page 1, section 1, “Employment and Duties,” first paragraph only shall be replaced in its entirety with the following:

1.                                      Employment and Duties.  The Company agrees to employ and Executive agrees to serve in the Position.  The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) or Chief Executive Officer may from time to time assign to Executive comparable with the duties and responsibilities of an Executive Vice President of Preclinical Development, and in addition those duties consistent with a member of the senior scientific management team. Executive shall report to the Chief Executive Officer of Company.

Section 14, “Inventions,” shall be replaced in its entirety with the following:

14.                               Inventions.  The Executive agrees that all Inventions (as defined in paragraph (e) of this Section 14 below) conceived and/or reduced to practice by the Executive during the period of the Executive’s employment with the Company (and for a period of six (6) months thereafter provided such Inventions relate to the subject matter of the Executive’s employment with the Company during the six months immediately preceding the termination of the Executive’s employment with the Company), whether made during the working hours of the Company or on the Executive’s own time, will be the sole and exclusive property of the Company.  The Executive agrees that the Executive will, with respect to any Invention: (i) keep current, accurate, and complete written records, which will belong to the Company and be kept and stored on the Company’s premises; (ii) promptly and fully disclose the existence and describe the nature of the Invention to the Company in writing (and without request); (iii) assign (and the Executive does hereby assign) to the Company all of the Executive’s right, title and interest in and to (1) all intellectual property conceived, improved, developed, discovered or written by Executive, alone or in collaboration with others, during the period of employment with the Company; (2) all Inventions; and (3) any applications the Company makes for patents or copyrights in any country, and any patents or copyrights granted to the Company in any country; and (iv) acknowledge and deliver promptly to the Company any written instruments requested by the Company to be executed by the Executive, and perform any other acts desirable or necessary in the Company’s sole discretion to preserve property rights in the Invention against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights on the Invention and to vest the entire right and title to the Invention in the Company, whether during or after Executive’s employment with the Company.

(a) If the Company is unable to secure the Executive’s signature on any document or instrument necessary to obtain or maintain any patent, copyright, trademark or other proprietary rights, whether due to the Executive’s mental or physical capacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agents and attorneys-in-fact to execute and file such documents and instruments and do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed by Executive.

(b) The Executive represents that, except as disclosed below, as of the date of this Agreement, the Executive has no rights under and will make no claims against the Company with respect to any inventions, discoveries, improvements, ideas or works of authorship which would be Inventions if made, conceived, authored or acquired by the Executive during the term of this Agreement.  All inventions which the Executive has already conceived or reduced to practice and which the Executive claims to be excluded from the scope of this Agreement are listed below (if none, write “none”):

None

(c) To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company.

(d) For purposes of this Agreement, “Invention” means any invention, process, discovery, improvement or idea, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by the Executive, whether alone or jointly with others, and that either (i) relates in any way to Employer’s business, products or processes, past, present, anticipated or under development, or (ii) results in any way from the Executive’s employment by Employer.

(e) This Section 14 will survive any expiration or termination of this Agreement.

NOTICE: Pursuant to applicable law, please be advised that the assignment of Inventions provision this Section does not apply to any invention which qualifies for exclusion under the provisions of Section 2870 of the California Labor Code, Illinois Revised Statutes, Chapter 140, §§ 301-303 or any other applicable statute for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and which does not relate directly to any business of the Company or any of the Company’s actual or demonstrably anticipated research or development, or which does not result from any work the Executive performs for the Company.

Section 16,  “Miscellaneous” subpart “(h)” shall be replaced in its entirety with the following:

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in Cook County, Illinois.

[signature page follows]

Notwithstanding the above, it is understood and agreed that all other remaining sections of the Executive Employment Agreement that are not referenced herein shall remain in full force and effect, and shall not be obviated by the content of this Addendum.

RestorGenex Corporation

By:	/s/ Stephen M. Simes
	Name:	Stephen M. Simes
	Title:	Chief Executive Officer

I have read the foregoing and I have been given the opportunity to discuss it with counsel of my choice and to raise any questions that I might have concerning its content.  I understand this Addendum and sign of my own free will.

ACCEPTED AND AGREED:

By:	/s/ Yael Schwartz
Name: Yael Schwartz